Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

US Gold Corporation:

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Form SB-2 on Form S-3 (No. 333-136587) registration statement of US Gold Corporation of our report dated March 14, 2007, except for Note 13, dated March 27, 2007, with respect to the consolidated balance sheet of US Gold Corporation as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005, which reports appear in the December 31, 2006 annual report on Form 10-KSB of US Gold Corporation.

STARK WINTER SCHENKEIN & CO., LLP

/s/ Stark Winter Schenkein & Co., LLP

Denver, Colorado

June 25, 2008